Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 4 ARTICLES OF AMENDMENT (SECTION 27 OR 177)	FORMULE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)
1 - Name of corporation - Dénomination de la societe	2 - Corporation No. - No. de la societe
VIRTUALSELLERS.COM, INC.	2681781
3 - The articles of the above-named corporation are amended as follows:	Les statuts de la société mentionné ci-dessus sont modifiés de la façon suivante:

1. The authorized capital of the Corporation as set out in Part 1 of the Articles of Continuance be amended by deleting paragraph 1.0 of Part of the Articles of Continuance and replacing same with the following:

1.0 The classes and maximum number of shares of each class that the Corporation is authorized to issue are as follows:

(a) 300,000,000 common shares,

(b) 150,000,000 Class A Preference shares, issuable in series; and

(c) 150,000,000 Class B Preference shares, issuable in series.

The rights, privileges, restrictions and conditions attaching to each such class of shares of the Corporation are hereinafter set out.

2. The name of the Corporation as set out in Part 2 of the Articles of Continuance be changed from "Virtualsellers.com, Inc." to "Healthtrac, Inc." which amendment to Part 2 of the Articles of Continuance is as follows:

2.0 Definitions

2.1.1. In this Schedule 1, except as otherwise provided herein or unless the context otherwise requires:

(4) "Corporation" means Healthrac, Inc.

Date	Signature	Title - Titre
February 22, 2002	/s/ signed	Director
FOR DEPARTMENTAL USE ONLY - À L'USAGE DU MINISTÈRE SEULEMENT Filed - Déposée
Mar 08/02

IC 3069 (2/96)